Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

March 16, 2011

Board of Directors
Augme Technologies, Inc.
43 West 24th Street, 11th Floor
New York, New York 10010

Re:	Augme Technologies, Inc.
Registration Statement on Form S-1

Gentlemen:

We have acted as counsel for Augme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 3,462,215 shares of common stock (the “Shares”), $0.0001 par value per share (the “Common Stock”), offered for resale by certain selling shareholders. The Shares consist of (i) 2,769,772 shares of Common Stock outstanding as of the date hereof (the “Outstanding Shares”); and (ii) 692,443 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants outstanding as of the day hereof (the “Warrants”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto:  (b) the Company’s Certificate of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Board of Directors
Augme Technologies, Inc.
March 16, 2011

Based upon the foregoing, we are of the opinion that the shares of Shares included in the Registration Statement for sale by the selling shareholders, including the Warrant Shares of Common Stock that will be issued as a result of the exercise of the Warrants into shares of Common Stock in accordance with the terms of the Warrants, are, and in the case of the shares issuable as a result of the exercise of the Warrants, will be, duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Richardson & Patel LLP

RICHARDSON & PATEL LLP